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                              EMPLOYMENT AGREEMENT

                  This Employment Agreement (the "Agreement") is made and entered into this 23rd day of December, 1998 by and between FINANTRA CAPITAL, INC., a Delaware corporation (the Company") and MAYNARD J. HELLMAN (UHellman or "Employee).

                                   WITNESSETH:

         WHEREAS, Hellman is an attorney licensed to practice law in the state of Florida, and

         WHEREAS, Hellman has been representing the Company in various matters over the last 24 months, and

         WHEREAS, the Company desires to employ Hellman as its general counsel and

         WHEREAS, the Company and Hellman desire to memorialize their employment agreement into a written instrument.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. RECITALS: The above and foregoing recitals are true and correct and are incorporated herein.

         2. EMPLOYMENT: The Company hereby employs, hires and engages Hellman as its general counsel for the purpose of giving and rendering legal services to the Companv as may be necessary including but not limited to the overseeing of outside legal counsel employed by the company on specific matters.

         3. TERM OF AGREEMENT: The term of this agreemen: shall commence on January 1, 1999 and shall continue thereafter for a term of five (5) years, subject to the termination provisions

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set forth in this agreement. The term of this agreement shall automatically be extended for additional one (1I ) year terms unless either party to this agreement gives written notice to the other no later than thirty (30) days prior to the expiration of any term stating that said party declines such exension.

         4. COMPENSATION: The Company in consideration of the services to be performed and provided by Hellman shall pay to Hellman during the first twelve months of the term of this agreement the sum of Fifteen Thousand Dollars ($ 15,000.00) per month commencing on February 1, 1999. Commencing on each annual anniversary date of this agreement during the term hereof Hellman's compensation shall be increased by the lesser of cost of living or 5.0%. Compensation to be paid to Hellman shall be paid gross without deductions and Hellman shall be responsible for any and all withholding taxes or FICA taxes applicable to said compensation.

         5. BENEFITS: In addition to the compensation set forth in paragraph 5 above Hellman shall be entitled to receive the following benefits during the term of this agreement:

                  5.1 Medical Insurance: Hellman and his family shall be entitled to medical health and life insurance benefits as are made available by the Company to the Company's executives during the term of this agreement.

                  5.2 Reimbursement of Expenses: Hellman shall be entitled to reimbursement of all reasonable expenses actually paid or incurred by Hellman in the course of and pursuant to the performance of his duties under this agreement.

                  5.3 Vacation: Employee shall be entitled to three weeks vacation time annually. Any vacation time not utilized or taken in a given year shall accrue to the following vear(s) during the term hereof. Paid vacation shall be prorated in any calendar year during which the Employee is

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employed under this Agreement for less than an entire year. The Employee shall also be entitled to all paid holidays given by the Company to its executives or employees.

         6. Incentive Stock Option Program (ISO): Employee shall be entitled to participate in Incentive Stock Option Program of the Company on an annual basis during the term of this agreement as follows:

                  6.1 Initial Grant of Options: Upon the execution of this agreement the Employee shall receive 75,000 stock options to purchase the common shares of the Company at an exercise price equal to the Fair Market Value of the share price on the day the option is granted less the maximum allowable discount allowed by law which will not create income to the Employee or expense to the Company.

                  6.2 Annual Grant of Options: Commencing in the calendar year 1999 and each calendar year during the term of this agreement, the Employee shall be granted 75,000 stock options at an exercise price equal to those described in Section 6.1 above. The options shall be ranted quarterly in each year (January is', April is', July Is', October ls').

                  6.3 The ISO's shall have an exercise period of 60 months from the date of issuance.

                  6.4 Piggy Back Registration Rights: If at any time following the date of this Agreement Finantra proposes to register any of its securities under the Security Act of 1933. as amended, and further provided consultant is the owner of any of the common shares of Finantra Finantra will give written notice by registered mail. at least thirty (30) days prior to the filing of any such registration statement of its intention to file a registration statement. Emplovee shall have

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twenty (20) days after receipt of such notice to notify Finantra to register the common shares owned by Employee under such registration statement. Finantra shall pay all costs and expenses in connection vith the registration of the shares described herein. Notwithstanding this provision, should the registration of shares be in furtherance of a secondary offering of common shares to the public and the underwriter engaged by Finantra have reasonable grounds to request that all shares of Employee not be registered but only a portion thereof. Employee agrees to only register so many of its shares as the underwriter may allow.

         7. INDEMNIFICATION AND WAIVER OF PROFESSIONAL LIABILITY COVERAGE: The Corporation recognizes that Hellman is a director of the Company and a shareholder. The Company agrees that it will indemnify Hellman against any and claims, suits, actions, debts, darnages, costs. charges and expenses including court costs and attomey's fees arising from any and all liability. Iosses and damages of any nature whatsoever as a result of the services being rendered to the Corporation by Hellman as general counsel or as director. Its is understood by the Company that Hellman will no longer carry errors and omissions Insurance which would cover the Company for Professional Liability.

         8. DISABILITY: In the event Hellman shall become incapacitated by reason of mental or physical disability during the temm of this agreement such that he is substantially prevented from performing his duties and services hereunder for a period of 90 days or for such shorter periods aggregating 90 days during any twelve month period. the Company thereafter shall have the right to terminate this agreement bv sending written notice of termination to Hellman or his legal representative and thereupon his employment shall hereunder immediately terminate. Upon such termination Hellman shall be entitled to receive and shall be paid by the Company all compensation

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due him to the date of termination plus an additional twelve months or the amount remaining under the term of this agreement, whichever is shorter. In addition, during said twelve month period. Hellman shall be entitled to receive his benefits described in this agreement through the date of termination.

         9. Termination:

                  9.1 Cause: The Company shall have the right to terminate the employment of Employee hereunder at any time for cause (as used herein. "cause"N if:

                           9.1.1    Employee shall be convicted by a court of
competent and final jurisdiction of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved or otherwise commit acts of moral turpitude in such a manner as to adversely reflect upon the reputation of the Company; or

                           9.1.2    Employee shall commit any act of
embezzlement or similar material dishonest and injurious conduct against the Company; or

                           9.1.3    Employee shall demonstrate reckless
disregard or grossly negligent and injurious conduct in connection with the performance of. or a gross disregard for. his duties and responsibilities under, or assigned pursuant to this Agreement; or

                           9.1.4    Employee is in default in the performance
of his obligations, services or duties under this agreement and such default continues for a period of fifteen (15) days after written notice to Employee.

         Notwithstanding the foregoing, the Company agrees that it will not be arbitrary or capricious in terminating Employee s employment hereunder for other than good and valid cause which results in material damage to the Company. In the event there is any dispute between the Company and the

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Employee concerning the validity of such termination, such matter shall be resolved by binding arbitration in Miami. Florida in accordance with the rules of the American Arbitration Association. The Employee shall continue to receive his regular salary and benefits until such termination has been determined. If the termination was determined to be valid the employee shall reimburse the Company all compensation and benefits received from the date of the termination.

                  9.2 Mutual Agreement: Company and Employee may mutually agree to terminate this agreement.

                  9.3 In the event that the employment of Employee shall be terminated by the Company, Employee shall be entitled to receive his salary then in effect through the date of such termination. Employee shall accept the payments pursuant to this paragraph in full discharge and release of the Company of and from any further obligations under this Agreement. Nothing contained in this paragraph shall constitute a waiver or release by the Company of any rights or claims it may have against the Employee, including, but not limited to, any claims or rights pursuant to the provisions set forth in this Agreement.

         10. Best Efforts of Employee: The Employee agrees that Employee will. at all times, faithfully, industriously and to the best of his ability, experience and talents, perform all of the express and implicit terms hereof. to the reasonable satisfaction of the Company. It is understood that the Employee shall devote so much of his time and effort to the business of the Company as is necessary. The Employee may render legal services to other Company subsidiaries and others including business entities and corporations in which Employee has an equity interest so long as the rendering of said services do not unreasonably interfere with the services being provided to the Company.

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         11. Covenants. Representations and Warranties of Hellman: Hellman
represents and warrants to the Company as follows:

                  11.1 He has the power and authority to enter into this Agreement and perform its duties hereunder.

                  11.2 He shall use his best efforts to comply with all laws. regulations, rules and ordinances pertaining to the Company's business.

         12. Restrictive Covenants:

                  12.1 Employee recognizes and acknowledges that as a consequence of his duties hereunder, Employee will be provided access to or will come in contact with confidential information of or regarding the Company. Accordingly, Employee agrees that he will not, during or for a period of 18 months after the term of his employment except with prior written consent of the Company' disclose any confidential information relating to the Company The provisions of this section shall not apply to information which Employee is required to disclose by law or by order a court of competent jurisdiction but only to the extent required by law or by order and when reasonably possible. only if Employee shall give he Company prior notice of such intended disclosure so that the Company has the opportunity to seek a protective order if it deems such appropriate.

                  12.2 As used in this Agreement, "confidential information" shall mean and include studies, plans, reports, records, promotional materials, agreements, memoranda documents, information related to Company activities, systems, finances, client lists, research data, personnel data, financing sources and such other related information not of a public knowledge.


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                  12.3 It is agreed by the Employee that should he violate the provisions of this section, the Company shall have the right to obtain an Order from a court of competent jurisdiction enjoining him from violating any and all of the provisions of this section or of this Agreement and the Company's application for such a writ of injunction shall be deemed without prejudice to any all other rights, remedies or actions which may accrue in favor of the Company as a result of the Employee's breach of this provision or of the terms of this Agreement. In the event the Companv is required to institute any litigation concerning the terms and conditions of this section or of this Agreement, the prevailing party shall be entitled to reimbursement of all reasonable attorney's fees and costs at both the trial and the appellate court level. The Employee further agrees that in the event of litigation venue shall only be proper in Broward County, Florida.

         13. Notices: All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when received if delivered personally or by recognized overnight carrier. or three (3) days after being sent if sent by certified or registered mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:         Finantra Capital, Inc.
                           Attention: Robert D. Press
                           Westside Corporate Center
                           150 S. Pine Island Road, Suite 500
                           Plantation, Florida 33324

If to the Employee:        Maynard J. Hellman
                           1100 Ponce de Leon Blvd.
                           Coral Gables, Fl. 33134

         Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

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         14. Miscellaneous Provisions:

                  14.1 Captions and Paragraph Headings: Captions and paragraph headings contained in this Contract are for convenience and reference only and in no way define, describe. extend or limit the copy or intent of this Contract nor the intent of any provision hereof.

                  14.2 Counterparts: This Contract may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Contract.

                  14.3 Binding Effect: This Contract shall enurc to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. However, under no circutnstances shall this Contract be assignable by Employee.

                  14.4 Entire Agreement: This Contract constitutes the entire understanding agreement between the parties and may not be changed. altered or modified, except by an instrument in writing signed by all parties against whom and enforcement of such Contract would be sought. In the event any provision of this Contract shall be determined by appropriate judicial authority to be illegal or otherwise invalid. such provision, shall be given its nearest legal meaning or be construed or deleed as such authority determines. The remainder of this Contract shall be construed to be in full force and effect. This Contract shall not be modified unless said modification is in writing and signed by the party to be charged.

                  14.5 Governing Law and Venue: This Contract shall be consmued and interpreted according to the laws of the State of Florida. Venue for any litigation hereunder shall be in Broward County, Florida.

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                  14.6 Attorney's Fees: In the event of any litigation arising out of or relating to this Contract. the unsuccessful party in such litigation shall pay to the successful party all costs and expenses incurred therein by the successful party, including, without limitation. reasonable attorney's fees and costs at the trial and appellate court level.

         IN WITNESS WHEREOF. the parties have hereunto set theirs hands and seals this 23rd day of December, 1998.

FINANTRA CAPITAL, INC.

By:
   ---------------------------------
      ROBERT D. PRESS, President


------------------------------------
MAYNARD J. HELLMAN



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